Exhibit 99.1

BioDelivery Sciences Expands Product Pipeline with Acquisition of

Patented Topical Clonidine Gel for the Treatment of Painful Diabetic Neuropathy

Completed Phase 2 study demonstrated efficacy in a pain condition with significant unmet need

Fast Track status granted by FDA

Commercial value estimated to be in excess of $300 million in potential annual peak sales

RALEIGH, N.C. – March 26, 2013 – BioDelivery Sciences International, Inc. (Nasdaq: BDSI) announced today that it has entered into a worldwide licensing agreement with privately held Arcion Therapeutics (Arcion), where BDSI will develop and commercialize topical clonidine gel (formerly ARC4558) for the treatment of painful diabetic neuropathy (PDN) and potentially other indications.

The PDN market is highly under-served by existing products and there is a strong scientific rationale for developing a topical treatment for PDN that delivers analgesia in a way that avoids systemic side effects.

Under the terms of the agreement, BDSI will make an upfront payment of $2 million to Arcion in the form of unregistered shares of BDSI common stock.

“We are excited about this late stage product where efficacy has already been demonstrated in a very painful condition with a significant unmet need,” said Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI. “Though we remain focused on preparing our BUNAVAIL NDA for filing in the coming months and completing our BEMA Buprenorphine chronic pain Phase 3 trials, this product acquisition allows us to build our pipeline, while applying our expertise in pain product development, utilizing the FDA’s 505(b)(2) regulatory process, and diversifying outside of opioid therapy and our BEMA technology.”

“BioDelivery Sciences makes a great partner for our clonidine program, providing the expertise in developing pain medications and resources to bring this program to patients,” stated James Campbell, MD, Chief Executive Officer of Arcion. “This transaction allows us to now focus our resources on our other pain programs.”

Evidence has shown that clonidine stimulates an inhibitory receptor in the skin associated with pain fibers. Arcion has developed a patented topical gel formulation of clonidine and has assessed its effectiveness in reducing pain in PDN in a double-blind, placebo-controlled, Phase 2 study where the primary study endpoint was the change in pain intensity over a 3 month treatment period in diabetic foot pain. A significant treatment difference was seen in the planned subset analysis of diabetic patients who had documented evidence of “functioning pain receptors” in the skin of the lower leg (p=0.01, n=63) thus, at a minimum, supporting the effectiveness of topical clonidine in diabetic patients with functioning pain receptors of the skin. In the overall population that included patients without “functioning nerve receptors”, there was a trend favoring topical clonidine gel (p=0.07, n= 182), though the overall results did not reach statistical significance.

“These data point to a very clear and compelling therapeutic profile and regulatory strategy as BDSI makes plans to prepare for a confirmatory Phase 2b study in the latter part of this year which would potentially lead to data availability before the end of 2014,” stated Dr. Andrew Finn, Executive Vice President of Product Development at BDSI. “If this study meets its endpoint, BDSI plans to proceed with the Phase 3 placebo-controlled study in the same population.”

Additional financial terms of the licensing agreement include a milestone payment to Arcion of $2.5 million in unregistered shares of BDSI stock upon acceptance by the U.S. Food and Drug Administration (FDA) of a New Drug Application (NDA) for topical clonidine gel and a cash payment to Arcion of between $17.5 and $35 million upon NDA approval, depending on certain regulatory and commercial considerations. In addition, the licensing agreement includes sales milestones and low single-digit royalties on net worldwide sales.

Dr. Sirgo concluded, “The use of our equity for initial payment combined with the success-based milestones in this agreement allows us to preserve our capital for the clinical development program, with the majority of the cost falling in 2014 and beyond.”

About Painful Diabetic Neuropathy and Topical Clonidine Gel

Nearly 26 million people in the U.S. have diabetes according to the American Diabetes Association. A substantial number of these people have neuropathy as manifest by impaired sensation and pain in the extremities, most commonly the feet. Patients with PDN often experience debilitating pain symptoms that affect day-to-day functioning and quality of life. How diabetes causes a length-dependent neuropathy is unknown. In the prior double-blind, randomized, controlled trial approximately 50% of the patients with PDN demonstrated functional nociceptors in the skin in the painful region as revealed by a response to topical capsaicin. Clonidine is thought to relieve pain by decreasing the abnormal excitability of these functional nociceptors. Currently available oral treatments are modestly effective in relieving symptoms and are limited by systemic side effects and drug interactions. There are no topical products approved for the treatment of this painful condition.

Oral medications that are approved for the treatment of painful diabetic neuropathy include anticonvulsants such as Lyrica (pregabalin), the antidepressant Cymbalta (duloxetine) and the opioid Nucynta (tapentadol), with sales for the treatment of neuropathic pain totaling over $3 billion in the U.S. according to Datamonitor. These treatments are modestly effective in relieving symptoms and their use can be limited by adverse effects and drug interactions. BDSI believes that a topical clonidine gel offers a novel mechanism of action to the available therapies with an improved safety and tolerability profile. BDSI estimates annual peak sales potential for this product in excess of $300 million.

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and addiction. BDSI’s pain franchise currently consists of two products utilizing the patented BEMA technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it is marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.). BDSI’s second pain product, BEMA Buprenorphine, is being developed for the treatment of moderate to severe chronic pain and is licensed on a worldwide basis to Endo Health Solutions. Additionally, BDSI is developing a high dose formulation of buprenorphine in combination with naloxone for the treatment of opioid dependence. The product, which has been known as BEMA Buprenorphine/Naloxone, or BNX, will be marketed in the U.S. under the brand name BUNAVAIL. Both BEMA Buprenorphine and BUNAVAIL are in Phase 3 clinical development. BDSI’s headquarters is located in Raleigh, North Carolina. For more information, visit www.bdsi.com.

About Arcion Therapeutics

Arcion Therapeutics applies breakthroughs in neuroscience to advance the treatment of chronic pain. The company focuses on innovative topical treatments to provide pain relief with convenient application and reduced systemic side effects. Arcion’s product pipeline comprises multiple candidates to treat neuropathic pain; ARC-4558 (topical clonidine gel) for PDN and ARC-2022 (high potency lidocaine gel) for PHN. Arcion is a venture-backed company with investments from InterWest Partners and CMEA Capital. www.arciontherapeutics.com

Cautionary Note on Forward-Looking Statements

This press release and any statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission and those that relate to the Company’s ability to leverage the expertise of employees and partners to assist the Company in the execution of its strategy. Actual results (including, without limitation, the timing for and results of the clinical trials and proposed NDA submissions for, and FDA review of, the clonidine product described herein) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

BDSI®  and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. The BioDelivery Sciences logo and BUNAVAIL™ are trademarks owned by BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL™ is a trademark owned by Meda Pharma GmbH & Co. KG. All other trademarks and trade names are owned by their respective owners.

© 2013 BioDelivery Sciences International, Inc. All rights reserved.

Contacts:

Brian Korb Senior Vice President The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Al Medwar Vice President, Marketing and Corporate Development BioDelivery Sciences International, Inc. 919-582-9050 amedwar@bdsi.com